Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-192137 on Form S-3 and in Registration Statement No. 333-189694 on Form S-8 of our report dated March 3, 2014, relating to the consolidated financial statements and financial statement schedule of Chambers Street Properties and subsidiaries and the effectiveness of Chambers Street Properties’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Chambers Street Properties for the year ended December 31, 2013.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
March 3, 2014